Exhibit 10.2
March 23, 2006
Mr. G. Stephen Finley
3011 N. Cotswold Manor Drive
Kingwood, TX 77339
Dear Steve:
As we have agreed, your employment with Baker Hughes Incorporated (hereinafter referred to as (“Company”) will terminate on the date of your retirement. The purpose of this letter (the “Agreement”) is to set forth certain agreements and understandings regarding, among other things:
•	The termination of your employment upon retirement;

•	Certain benefits the Company has agreed to provide to you upon termination of your employment;

•	Your agreement to provide consulting services and the Company’s agreement to compensate you for those services;

•	Your agreement to certain obligations of confidentiality, non-competition and cooperation; and

•	Your release of any and all claims against the Company
When you and I have signed this letter, it will constitute a complete agreement on all of these issues. This letter agreement supersedes the letter agreement entered into between you and the Company on December 9, 2005.
1.	RETIREMENT:

You decided to retire from the Company on April 30, 2006 (the “Effective Date”). Your employment terminates as of the Effective Date. You will resign your position as Senior Vice President — Finance and Administration and Chief Financial Officer effective as of the close of business on April 25, 2006. Your final payroll check for wages earned through the Effective Date will be distributed to you, net of all required taxes and other deductions, as soon as possible, but not later than May 31, 2006.

Initials GSF CCD

2.	SEPARATION BENEFITS:

The Company will provide you with two kinds of separation benefits at the time of your termination. First, you will receive regular separation benefits as defined below. Second, in recognition of your specialized knowledge and of your position as an officer of the Company, the Company is offering you enhanced separation benefits. You will receive the regular separation benefits even if you decline to sign this letter and execute the release of claims.

(a) Regular Separation Benefits

Year 2005 ICP Bonus — Your bonus for fiscal year 2005 was based on your accumulated eligible wages for fiscal year 2005 determined with reference to the formal written objectives set forth for your position of Senior Vice President — Finance and Administration and Chief Financial Officer in the Incentive Compensation Plan, and was paid on March 3, 2006. Although the consolidated results for Baker Hughes Incorporated exceeded Over-achievement, the excess portion that would have been “banked” was paid to you in conjunction with your incentive payment. The bonus was determined at the Company’s sole discretion, based on fiscal 2005 audited results.

Year 2006 ICP Bonus — Your bonus for fiscal year 2006 will be based on your accumulated eligible wages for fiscal year 2006 determined with reference to the formal written objectives set forth for your position of Senior Vice President, Finance and Administration, and Chief Financial Officer in the Incentive Compensation Plan, and will be paid by March 15, 2007. If the consolidated results for Baker Hughes Incorporated exceed Over-achievement, the excess portion that would be “banked” will be paid to you in conjunction with your incentive payment. The bonus will be determined at the Company’s sole discretion, based on fiscal 2006 audited results. You will not be eligible for any other bonus consideration beyond the Effective Date.

Health and Welfare Benefits — If you were participating in medical, dental, and/or vision coverage for yourself and any eligible dependent(s), all active coverage will end as of the Effective Date. The Benefits Center will send you a packet regarding continuation of benefits under COBRA (Consolidated Omnibus Benefits Reconciliation Act), and you and/or your eligible dependent(s) may elect to continue coverage for an additional 18 months, provided you timely enroll for coverage and make the required premium payments.

As an alternative, you have the option of enrolling in the Retiree Medical Plan based on your age and years of service. If you select this option, the Benefits Center will send you a packet regarding continuation of benefits, and you and/or your eligible dependent(s) may elect to continue coverage. Your retiree medical premiums are subsidized by the Company and will be billed to you by the Benefits Center. You will be solely responsible for payment of the retiree premiums for both yourself and your covered dependents, if any. You can also contact the Benefits Center directly at 1-866-244-3539 for more information and to answer any questions.

All other health and welfare benefits end as of the Effective Date.

Thrift Plan — You have the option of leaving your money in the Thrift Plan, or you may request a distribution of your account at any time after your retirement.

Pension Plan — You are not currently vested in the Pension Plan, therefore, your current Pension Plan balance is forfeited.

Initials: GSF CCD

Prior Pension Plan — Your account balance will be distributed in accordance with Prior Pension Plan terms.

Supplemental Retirement Plan (SRP) Your 2003 and 2004 SRP account balances (other than the Company pension plan deferral accounts) will be paid to you in January 2007 since you elected that these amounts be paid January following your termination of employment.

The timing of payment of your remaining SRP account balances will depend upon when you “separate from service”. Under The American Jobs Creation Act (AJCA), you may not be deemed to have separated from service until April 30, 2007 with respect to amounts subject to AJCA (any amounts that were not earned and vested as of December 31, 2004) if you continue as a consultant following your retirement date.

Stock Options — In accordance with the terms of your current outstanding stock options, (1) all options immediately vest upon the Effective Date, and (2) you have up to three years from the Effective Date, but not later than the Expiration Date of each grant, to exercise options granted in the year 2003 and prior. You will have five years from the Effective Date to exercise options granted in the year 2004 and 2005.

Final Expenses — The Company agrees to reimburse you for all outstanding business expenses in accordance with Company policy. You will prepare and submit a final expense account reimbursement request for expenses incurred prior to the Effective Date. Such expense account reimbursement request will be reviewed and paid in accordance with Company policy. You agree and consent to allow the Company to deduct from any payments you would otherwise be entitled to receive any amounts that you owe to the Company as of the Effective Date.

Perquisites — All perquisite payments terminate as of the Effective Date. You will be entitled to retain all club memberships you currently hold; provided that, you will retain responsibility for any transfer fees associated with the transfer of the club membership to your name.

Equity Awards — You will not be eligible for any awards under any Company Long-Term Incentive Plan while an employee or a consultant in 2006 and 2007.

Performance Plan Awards — All target awards made under the 2004-2006 and 2005-2007 Performance Plans, respectively, will terminate as of the Effective Date.

Vacation — Within thirty days of the Effective Date, you will receive payment for all accrued, but unused, vacation accumulated in the year 2006.

(b) Enhanced Separation Benefits

These enhanced separation benefits are benefits to which you are not entitled pursuant to any agreement, or under any policy or practice of the Company. You acknowledge that the Company has no obligation to provide you with these benefits and that these benefits constitute a valuable consideration justifying your agreement to provide the release set forth in Section 5 of this letter.

Restricted Stock — The Company issued 14,400 restricted shares of Common Stock of the Company to you on January 26, 2005. As an additional enhanced separation benefit, the Company agrees that two-thirds of these restricted shares (9,600) will vest as of March 31, 2006, provided that you continue employment with the Company until March 31, 2006, and will be distributed to you, net of all required taxes, as soon as possible, not later than April 30, 2006.

Initials: GSF CCD

In addition, the Company issued 20,000 restricted shares of Common Stock of the Company to you on October 23, 2002. These shares are scheduled to vest on June 30, 2006. As an additional enhanced separation benefit, the Company agrees all of these restricted shares (20,000) will vest as of March 31, 2006, provided that you continue employment with the Company until March 31, 2006, and will be distributed to you, net of all required taxes, as soon as possible, not later than April 30, 2006.

3.	CONSULTING SERVICES:

The Company has requested, and you have agreed, to serve as a Consultant for a period of twelve months following the Effective Date, to include the period May 1, 2006 through April 30, 2007.

As a Consultant, you agree to, upon request, provide assistance and advice to the Company with respect to the Company’s worldwide operations with which you have experience by reason of your employment by the Company. In connection with such assistance and advice you agree that, if so requested by the Chairman and Chief Executive Officer, you will:
(1)	Upon reasonable notice, undertake reasonable travel at the expense of the Company, and in accordance with the Company’s existing travel and reimbursement policies;

(2)	Make yourself available on reasonable notice to consult with directors, management personnel, and other agents or employees of the Company regarding matters relating to the Company’s past and ongoing business operations;

(3)	Perform other business-related tasks as might be subsequently identified.
It is understood that in your capacity as an independent contractor consultant, the Company will not provide you with an office on or off the premises, office equipment, or support personnel.

You acknowledge and agree that in the same manner that your employment relationship prevented you from advising or otherwise working for a competitor of the Company, by your agreement to provide assistance and advice to the Company during the period when you are serving as a Consultant in accordance with the terms of Section 3 of this letter, you are similarly restricted in your ability to advise or otherwise work for a competitor of the Company. For the purpose of this letter, the term “competitor of the Company” will be construed broadly to include without limitation any entity or enterprise that employs engineers, geoscientists, and field service personnel who apply knowledge and technology to find, develop, and produce oil and gas, as well as those enterprises that provide products and services for drilling, formation evaluation, completion and production of hydrocarbons. You agree that this restriction in your ability to advise or otherwise work for a competitor of the Company is necessary to protect the Confidential Information the Company has provided to you in your confidential relationship as an officer of the Company, and that which the Company will provide to you in your capacity as a consultant.

In return for your agreement to provide Consulting Services and maintain or protect the confidentiality of the Company’s confidential information, the Company agrees to pay you a fee in the amount of $44,583.33 per month. This fee will be paid to you in monthly installments, beginning June 1, 2006.

Initials: GSF CCD

Should you fail to provide the consulting service as described above, or protect the Company’s confidential information, or you work for or advise a competitor of the Company, the Company may terminate this Agreement prior to its expiration, citing breach of this Agreement, upon thirty days written notice.

4.	COVENANTS:

(a) Agreement Not to Compete in order to Protect Confidential Information

You already possess, and the Company agrees and promises that it will provide you with additional, sensitive and confidential information and trade secrets, all of which will be necessary for the continued performance of your job duties to the Effective Date. Accordingly, as a promise ancillary to and in exchange for the Company’s promise to provide you with sensitive and confidential information and trade secrets, you agree that, for a period of twelve months, during the Consulting Period after the Effective Date, you will not, without the written consent of the Company, at any time, directly or indirectly serve as an employee, director, consultant, or otherwise provide services, advice or assistance to any person, association, or entity that is a competitor of the Company, whether in operations, research, marketing, engineering, process, finance or administration. You agree that this restriction in your ability to represent a competitor of the Company is necessary to protect the Confidential Information the Company has already provided and promises to further provide to you. Because your agreement to refrain from competition for a total period of twelve months is ancillary to the Company’s promise to provide you with confidential information, that agreement will survive the termination of your employment.

You recognize the restriction stated herein as reasonable in protecting the proprietary information, trade secrets, and technology of the Company. Although the Company has attempted to place no more than reasonable limitations on your subsequent employment opportunities consistent with the Company’s protection of its legitimate business interests, you may, at some time in the future, feel that such limitations constitute a serious handicap to you in securing further employment. In such case, you agree to make a written request to the Company for waiver or reformation of rights under Section 4(a) of this letter before accepting employment in conflict with this Section or any other section of this letter, such request to include the name and address of the proposed employer and location, position, and duties of proposed employment. A waiver, unqualified or upon stated conditions, may be granted by the CEO at his discretion.

(b) Non-Solicitation

During the period covered in paragraph 4(a), you shall not, directly or indirectly:
(1)	interfere with the relationship of the Company or any Affiliate with, or endeavor to entice away from the Company or any Affiliate, any individual or entity who was or is a material customer or material supplier of, or who has maintained a material business relationship with, the Company or its Affiliates;

(2)	establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or any of its Affiliates, if such business is or will compete with the Company or any of its Affiliates; or;

Initials: GSF CCD

(3)	employ, engage as a consultant or adviser, or solicit the employment, engagement as a consultant or adviser, of any employee or agent of the Company or any of its Affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing.
(c)	Cooperation and Assistance

Definition of Cooperation — As used in this agreement, “cooperate” and “cooperation” includes making yourself available in response to all reasonable requests by the Company or the Securities and Exchange Commission (“SEC”) or Department of Justice (“DOJ”) for information, whether the request is informal or formal (e.g., in response to a subpoena in a legal proceeding), and includes fully, completely, and truthfully answering questions or providing testimony in any related proceeding, civil or criminal.

Agreement to Cooperate — You agree, acknowledge, represent and warrant that:
(1)	you are aware that the Company is currently under investigation by the SEC and the DOJ;

(2)	you have (i) not engaged in, nor encouraged any individual, in any way, to engage in the destruction or secreting of any information, in any form, including but not limited to documents and emails (“documentation”), that might be relevant to any investigation referenced in subsection 4(c)(1) above; (ii) turned over all documentation in response to prior requests; and (iii) responded, fully and truthfully, to all questions related to or arising from the subject matter of any such investigation that have been posed to you by employees, representatives of the Company, or any government agency;

(3)	for a period of two (2) years after the Effective Date, upon reasonable request, you will cooperate fully with the Company and its Affiliates, past or present, in connection with any internal investigation initiated by the Company, its Affiliates, and any successors in interest, as well as with any external investigation initiated by the government or agency or instrumentality thereof in accordance with the Company’s Internal Investigations policy and Cooperation with Government Investigations Policy;

(4)	for a period of two (2) years after the Effective Date, upon reasonable request of the Company, any subsidiary of the Company, or any successor-in-interest, you will provide all documentation and information in your possession or control related to any internal or external investigation of the Company and its Affiliates; and

(5)	after two (2) years after the Effective Date, you agree upon request to provide continuing reasonable cooperation with the Company or any of its Affiliates in responding to internal or governmental investigations; all reasonable expenses you incur in rendering such cooperation will be reimbursed by Company.

Initials: GSF CCD

(d) Confidentiality

Confidential Information — During the course of your employment with the Company, you have had access and received Confidential Information. You are obligated to keep confidential all such Confidential Information for a period of not less than 12 months following the Effective Date. Moreover, you understand and acknowledge that your obligation to maintain the confidentiality of trade secrets and other intellectual property is unending. As an exception to this confidentiality obligation you may disclose the Confidential Information (i) in connection with enforcing your rights under any Plan relevant to the terms of this Agreement, or if compelled by law, and in either case, you shall provide written notice to the Company prior to the disclosure or (ii) if the Company provides written consent prior to the disclosure.

(e) Property

Agreement to Return Company Property — Immediately prior to the Effective Date, you will return to the Company all Company property in your possession, including but not limited to, computers, credit cards and all files, documents and records of the Company, in whatever medium and of whatever kind or type. You agree and hereby certify that you have returned, or will return prior to the Effective Date, all proprietary or confidential information or documents relating to the business and affairs of the Company and its affiliates. You further agree that should it subsequently be determined by the Company’s Office of the General Counsel that you have failed to return all proprietary or confidential information and documents in your possession or control relating to the business and affairs of the Company and its affiliates, you will be obligated to return all monies and other benefits paid to you pursuant to this Agreement.

In addition, you authorize the Company to deduct from any final payments to you in accordance with the terms of this Agreement, any outstanding amounts that you owe the Company.

5.	RELEASE OF CLAIMS:

You hereby acknowledge that your relationship with the Company is an “at-will employment relationship,” meaning that either you or the Company could terminate the relationship with or without notice and or without cause, at any time. Nevertheless, in consideration for the separation benefits described in Section 2 of this letter, you hereby provide the Company with an irrevocable and unconditional release and discharge of claims.

This release and discharge of claims applies to (i) Baker Hughes Incorporated, (ii) to each and all of its parent, subsidiary or affiliated companies, (collectively, “the Company”), (iii) to the Company’s officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, whether or not acting in the course and scope of employment, and (iv) to all persons acting by, through, under, or in concert with any of the foregoing persons or entities.

Initials: GSF CCD

The claims subject to this release include, without limitation, any and all claims related or in any manner incidental to your employment with the Company or the termination of that employment relationship. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of your employment with the Company and the termination of your employment. All such claims (including related attorneys’ fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause or cause of action; and regardless of the forum in which it might be brought. This release applies to any claims brought by any person or agency on behalf of you or any class action pursuant to which you may have any right or benefit.

You promise never to file a lawsuit asserting any claims that are released by you and further promise not to accept any recoveries or benefits which may be obtained on your behalf by any other person or agency or in any class action and do hereby assign any such recovery or benefit to the Company. If you sue the Company in violation of this Agreement, you shall be liable to the Company for its reasonable fees and other litigation costs incurred in defending against such a suit. Additionally, if you sue the Company in violation of this Agreement, the Company can require you to return all monies and other benefits paid to you pursuant to this Agreement.

Notwithstanding the foregoing, the release contained herein shall not apply to (i) any rights that you may have under the Company’s retirement plans including the 401(k) plan, (ii) any rights you may have under this Agreement, (iii) your right under applicable law (i.e., the COBRA law) to continued medical insurance coverage at your expense, and (iv) your statutory right to file a charge with Equal Employment Opportunity Commission (“EEOC”) or the Texas Commission on Human Rights (“TCHR”), to participate in an EEOC or TCHR investigation or proceeding, or to challenge the validity of the release, consistent with the requirements of 29 U.S.C. § 626 (f)(4).

In connection with this release, you understand and agree that:
(1)	You have a period of 21 days within which to consider whether you execute this Agreement, that no one hurried you into executing this Agreement during that 21 day period, and that no one coerced you into executing this Agreement.

(2)	You have carefully read and fully understand all the provisions of the release set forth in Section 5 of this letter, and declare that the Agreement is written in a manner that you understand.

(3)	You are, through this Agreement, releasing the Company from any and all claims you may have against the Company and the other parties specified above, and that this Agreement constitutes a release and discharge of claims arising under the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621-634, including the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f).

(4)	You declare that your agreement to all of the terms set forth in this Agreement is knowing and is voluntary.

(5)	You knowingly and voluntarily intend to be legally bound by the terms of this Agreement.

Initials: GSF CCD

(6)	You acknowledge that the Company is hereby advising you in writing to consult with an attorney of your choice prior to executing this Agreement.

(7)	You understand that rights or claims that may arise after the date this agreement is executed are not waived. You understand that you have a period of seven days to revoke your agreement to give the Company a complete release in exchange for separation benefits, and that you may deliver notification of revocation by letter or facsimile addressed to me. You understand that this Agreement will not become effective and binding, and that none of the separation benefits described above in Section 2 of this letter will be provided to you until after the expiration of the revocation period. The revocation period commences when you execute this Agreement and ends at 11:59 p.m. on the seventh calendar day after execution, not counting the date on which you execute this Agreement. You understand that if you do not deliver a notice of revocation before the end of the seven-day period described above, this Agreement will become final, binding and enforceable.

The Company’s decision to offer separation benefits in exchange for a release of claims shall not be construed as an admission by the Company of (i) any liability whatsoever, (ii) any violation of any of your rights or those of any person, or (iii) any violation of any order, law, statute, duty, or contract. The Company specifically disclaims any liability to you or to any other person for any alleged violation of any rights possessed by you or any other person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its employees or agents or related companies or their employees or agents.

You represent and acknowledge that in executing this Agreement you do not rely and have not relied upon any representation or statement made by the Company, or by any of the Company’s agents, attorneys, or representatives with regard to the subject matter, basis, or effect of the Release set forth in this letter, other than those specifically stated in this letter.

The release set forth in Section 5 of this letter shall be binding upon you, and your heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company as defined above. You expressly warrant that you have not assigned, transferred or sold to any person or entity any rights, causes of action, or claims released in this letter.

6.	MISCELLANEOUS:

Exclusive Rights and Benefits — The benefits described in this Agreement supersede, negate and replace any other benefits owed to or offered by the Company to you. This Agreement will be administered by the Company’s Senior Labor Attorney, who will also resolve any issues regarding the interpretation, implementation, or administration of the benefits described above. However, this provision shall not be construed to limit your legal rights if a disagreement exists to contest the decision of the Company’s Senior Labor Attorney.

Entire Agreement — This letter sets forth the entire agreement between you and the Company with respect to each and every issue addressed in this letter, and that entire, integrated agreement fully supersedes any and all prior agreements or understandings, oral or written, between you and the Company pertaining to the subject matter of this letter.

Initials: GSF CCD

Exclusive Choice of Law and Arbitration Agreement — This letter constitutes an agreement that has been executed and delivered in the State of Texas, and the validity, interpretation, performance and enforcement of that agreement shall be governed by the laws of that State.

In the event of any dispute or controversy arising under the agreement set forth in this letter, or concerning the substance, interpretation, performance, or enforcement of this Agreement, or in any way relating to this Agreement (including issues relating to the formation of the agreement and the validity of this arbitration clause), you agree to resolve that dispute or controversy, fully and completely, through the use of final, binding arbitration. You further agree to hold knowledge of the existence of any dispute or controversy subject to this agreement to arbitrate, completely confidential. You understand and agree that this confidentiality obligation extends to information concerning the fact of any request for arbitration, any ongoing arbitration, as well as all matters discussed, discovered, or divulged, (whether voluntarily or by compulsion) during the course of such arbitration proceeding. Any arbitration conducted pursuant to this arbitration provision will be conducted in accordance with the rules of the American Arbitration Association in accordance with its rules governing employment disputes. Any arbitration proceeding resulting hereunder will be conducted in Houston, Texas before an arbitrator selected by you and the Company by mutual agreement, or through the American Arbitration Association. This arbitration agreement does not limit or affect the right of the Company to seek an injunction to maintain the status quo in the event that the Company believes that you have violated any provision of Sections 3, 4 or 5 of this letter. This arbitration agreement does not limit your right to file an administrative charge concerning the validity of the release set forth in Section 5 of this letter with any appropriate state or federal agency.

Severability and Headings — The invalidity or unenforceability of a term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. Any titles or headings in this Agreement are for convenience only and shall have no bearing on any interpretation of this Agreement.

Confidentiality — You agree that, because the agreement set forth in this letter is a special arrangement, you will keep the terms of this letter completely confidential and will not disclose, describe or characterize those terms to any current, former or prospective employee of the Company, or any representative of the news media, except as specifically authorized by the Chairman and Chief Executive Officer of Baker Hughes Incorporated. If any current, former, or prospective employee of the Company asks about the terms and conditions of your separation and consulting arrangement with the Company, you will respond by stating that you reached a “satisfactory” arrangement with the Company. This confidentiality provision does not prevent you from sharing information about this letter with your spouse or your tax advisors provided that you inform them of the obligation to keep the terms confidential.

Initials: GSF CCD

Please initial each page and sign below.
ENTERED INTO in Houston, Texas as of the 29th day of March, 2006.
BAKER HUGHES INCORPORATED
By: /s/ Chad C. Deaton
     Chad C. Deaton
     Chairman and Chief Executive Officer

ENTERED INTO in Houston, Texas as of the 29th day of March, 2006.
By: /c/ G. Stephen Finley
     G. Stephen Finley

Initials: GSF CCD